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                                                                    EXHIBIT 99.1
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[MYKROLIS LOGO]


                              FOR IMMEDIATE RELEASE

         Mykrolis Announces Separation from Millipore Has Been Completed

      -- Millipore distributes remaining shares of Mykrolis common stock --


BEDFORD, Mass., February 27, 2002 - Mykrolis Corporation (NYSE: MYK), a leading supplier to the semiconductor industry, announces that it is now a fully independent company. Earlier today, Millipore Corporation (NYSE: MIL), the largest stockholder of Mykrolis, announced that it has completed the separation of Mykrolis through the distribution to its shareholders of all of the remaining shares of Mykrolis common stock owned by Millipore.

As previously announced, Millipore declared the dividend of Mykrolis common stock to Millipore stockholders of record as of 5:00 p.m. Eastern time on February 13, 2002. After the close of market today, February 27, 2002, Millipore distributed a total of 32,500,000 shares of Mykrolis common stock, which represents approximately 82.3 percent of the total outstanding common stock of Mykrolis. The other 17.7 percent of Mykrolis's outstanding common stock was sold by Mykrolis in an initial public offering in August, 2001.

Millipore announced that its stockholders were issued .6768132 shares of Mykrolis common stock for each share of Millipore common stock held on February 13, 2002. Millipore stated that cash will be issued in lieu of fractional shares.

Millipore also announced that on or about February 14, 2002, it mailed an information statement to Millipore stockholders of record as of 5:00 p.m. Eastern time on February 13, 2002. The information statement included information on the distribution ratio, Mykrolis Corporation, and how to calculate the per share cost basis of Mykrolis common stock received as a dividend.


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About Mykrolis

Mykrolis, based in Bedford, Massachusetts, is a global supplier of advanced process solutions for gas and liquid filters and delivery systems for the semiconductor, flat panel, fiber optic and optical disc industries. For more information, visit the Mykrolis web site at www.mykrolis.com.

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Contact:     Mykrolis Corporation
             Barbara Russo
             Corporate Communications
             (781) 533-2980
             barbara_russo@mykrolis.com

             or

             Ogilvy Public Relations Worldwide
             Sergio Prosperino (Investors)
             (212) 884-4069
             sergio.prosperino@ogilvypr.com